FORM 4                                               ---------------------------
UNITED STATES SECURITIES AND EXCHANGE COMMISSION     OMB Number:3235-0287
Washington, D.C. 20549                               Expires:  December 31, 2001
                                                     Estimated average burden
                                                     hours per response..0.5
                                                     ---------------------------

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

----------------------------------------
  Check this box if no longer
      subject to Section 16.  Form 4 or
      Form 5 obligations may continue.
      See Instruction 1(b).

(Print or Type Responses)
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol 6.Relationship of Reporting Person(s) to Issuer
                                                                                          (Check all applicable)
       Kim(1)   Susan     Y.
      (Last) (First)   (Middle)                Amkor Technology, Inc. - AMKR             X   Director         X  10% Owner
       1345 Enterprise Drive                                                          _____Officer (give    ____ Other (specify
            (Street)                                                                                 title                 below)
       West Chester  PA     19380                                                                    below)
        (City)       (State) (Zip)

                                             3. I.R.S. Identification                 4. Statement for
                                                Number of Reporting                      Month/Year
                                                Person (Voluntary)                        06/99


                                                                                      5.  If Amendment, Date
                                                                                          of Original

                                                                                      7.  Individual or Joint/Group Filing (Check
                                                                                                                    Applicable Line)
                                                                                          _____Form filed by One Reporting Person
                                                                                            X  Form filed by More than One Reporting
                                                                                               Person


------------------------------------------------------ -----------------------------------------------------------------------------
                                                  Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------- ------------------------------------------------------------------------------------------

1.  Title of Security                  2.Trans-    3. Trans-   4. Securities    5. Amount of     6. Owner-   7. Nature of Indirect
     (Instr. 3)                          action       action      Acquired (A)     Securities       ship        Beneficial Ownership
                                         Date         Code        or Disposed of   Beneficially     Form:       (Instr. 4)
                                         (Month/      (Instr.     (D) (Inst.3,4    Owned at         Direct
                                         Day/          8)         and 5)           End of           (D)
                                         Year)      Code   V      Amount (A) Price Month (Instr.    or
                                                                          or       3 and 4)         Indirect
                                                                         (D)                        (I)(Instr.
                                                                                                     4)
---------------------------------------- --------- ------ ----- -------- --- ----- -----------      -----    -----------------------
Common Stock, par value $0.001 per share  06/18/99   P           707,344  A  7.875  6,257,345        D      By Susan Y. Kim Trust(2)

---------------------------------------- --------- ------ ----- -------- --- ----- ----------       -----   ------------------------
Common Stock, par value $0.001 per share  06/18/99   P           707,344  A  7.875 14,457,345        D      By David D. Kim Trust(2)

---------------------------------------- --------- ------ ----- -------- --- ----- ----------       -----  -------------------------
Common Stock, par value $0.001 per share  06/18/99   P           707,344  A  7.875 14,457,345        D      By John T. Kim Trust(2)

---------------------------------------- --------- ------ ----- -------- --- ----- ----------       -----  -------------------------
Common Stock, par value $0.001 per share                                            4,100,000        D      By Trust of Susan Y. Kim
                                                                                                           dated 4/16/98 for benefit
                                                                                                          of Alexandra Panichello(2)
---------------------------------------- --------- ------ ----- -------- --- ----- ----------       ----- --------------------------
Common Stock, par value $0.001 per share                                            4,100,000         D    By Trust of Susan Y. Kim
                                                                                                           dated 4/16/98 for benefit
                                                                                                         of Jacqueline Panichello(2)
---------------------------------------- --------- ------ ----- -------- --- ----- ----------       ----- --------------------------
Common Stock, par value $0.001 per share  06/18/99   P           707,344  A  7.875 14,457,345         I    By Susan Y. Kim as
                                                                                                           beneficiary of Susan Y.
                                                                                                           Kim Trust(2; 3)

---------------------------------------- --------- ------ ----- -------- --- ----- ----------       -----  -------------------------
Common Stock, par value $0.001 per share  06/18/99   P           707,344  A  7.875 14,457,345         I     By David D. Kim as
                                                                                                            beneficiary of David D.
                                                                                                            Kim Trust(2)

---------------------------------------- --------- ------ ----- -------- --- ----- ----------       ----   -------------------------
Common Stock, par value $0.001 per share  06/18/99   P           707,344  A  7.875 14,457,345         I     By John T. Kim as
                                                                                                            beneficiary of John T.
                                                                                                            Kim Trust(2)

---------------------------------------- --------- ----- ------ --------- --- ----- ---------       ---- ---------------------------
No Securities owned beneficially by John F. A. Earley
---------------------------------------- --------- ----- ------ --------- --- ----- ---------       ---- --------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                           Potential persons who are to respond to the collection of information contained in
                           this form are not required to respond unless the form displays a currently valid          SEC 1474 (7-96)
                           OMB control number.

                   Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

                          (e.g., puts, calls, warrants, options, convertible securities)

------------------------------ --------- -------- -------- ----------- ------------ ----------- ------- --------  -------- ---------

1.Title of Derivative Security 2.Conver- 3.Trans- 4.Trans- 5.Number of 6.Date Exer- 7.Title and 8.Price 9.Number  10.Owner-11.Nature
    (Instr. 3)                   sion or   action   action   Derivative  cisable and  Amount of    of     of deri-   ship     of In-
                                 Exercise  Date     Code     Securities  Expiration   Underlying  Deri-   vative     Form of  direct
                                 Price    (Month/  (Instr.   Acquired (A)Date (Month/ Securities  vative  Secur-     Deriv-  Benefi-
                                 of        Day/Year) 8)      or Disposed Day/Year)    (Instr. 3   Secur-  ities      ative   cial
                                 Deri-                       of (D)(Instr.             and 4)     ity     Benefi-    Secur-  Owner-
                                 Security                    3,4 and 5)                          (Instr.  cially     ity:    ship
                                                                                                   5)     Owned      Direct  (Instr.
                                                                                                          at End     (D) or   4)
                                                                                                          of Month   Indirect
                                                                                                          (Instr.    (I)
                                                                                                          4)         (Instr.4)
                                                    ------ ---- --------- --------- ------- -------- ---------- ----------
                                                     Code    V     (A)       (D)     Date    Expira-  Title      Amount or
                                                                                     Exer-   tion                Number of
                                                                                     cisable Date                Share
---------------------------------- ----------- ---------- ------ ---- --------- --------- ------- -------- ---------- ---------- ---

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



Explanation of Responses:
(1) As follows: (a) as Co-trustee and beneficiary of Susan Y. Kim Trust, Trust of Susan Y. Kim dated 4/16/98 for the benefit of Alexandra Panichello, and the Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline Panichello; and (b) as Co-trustee on behalf of the Susan Y. Kim Trust, David D. Kim Trust, John T. Kim Trust, Trust of Susan Y. Kim dated 4/16/98 for the benefit of Alexandra Panichello, and the Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline Panichello.

(2) The trust agreement for each of the trusts authorizes the trustees of the trust to vote the shares of common stock of the issuer held by them, in their discretion, in concert with James J. Kim's family.
James J. Kim and Agnes C. Kim are the parents of Susan Y. Kim, David D. Kim and John T. Kim and Susan Y. Kim is the parent of Alexandra Panichello and Jacqueline Panichello. Each of the reporting persons states that the filing of this Form 4 report shall not be deemed an admission that the reporting person is the beneficial owner of the reported securities, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(3) and as immediate family member of the beneficiary of the Trust of Susan Y. Kim dated 4/16/98 for the benefit of Alexandra Panichello (4,100,000 shares) and as immediate family member of the beneficiary of the Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline Panichello (4,100,000 shares).



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
               ___

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                            /s/ Memma S. Kilgannon***          July 12, 1999
                               Memma  S. Kilgannon              Date
                               Signature of Reporting Person**

***As Attorney-in-Fact for Susan Y. Kim, who is signing this Form 4 in her capacities as listed in footnote 1 above and on the attached Joint Filer Information (Powers of attorney previously filed December 11, 1998).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                     Page 2
                                                                 SEC 1474 (7-96)




                            Joint Filer Information

Name of Joint Filer:     John F. A. Earley, as Co-trustee of Susan Y. Kim Trust,
                         David D. Kim Trust and John T. Kim Trust
Address:                 1345 Enterprise Drive
                         West Chester, Pennsylvania 19380

Designated Filer:        Susan Y. Kim

Issuer & Ticker Symbol:  Amkor Technology, Inc. (AMKR) (NASDAQ National Market
                         System)
Date of Event
Requiring Statement:     June 18, 1999
Signature:               /s/ Memma S. Kilgannon             Date  July 12, 1999
                         Memma S. Kilgannon
                         As Attorney-in-Fact for John F.A. Earley, in his
                         capacities listed above (power of attorney previously
                         filed December 11, 1998)

                                 * * * * * * * *

Name of Joint Filer:     John T. Kim, as Co-trustee of Susan Y. Kim Trust and
                         Co-trustee and beneficiary of John T. Kim Trust

Address:                 1345 Enterprise Drive
                         West Chester, Pennsylvania 19380

Designated Filer:        Susan Y. Kim

Issuer & Ticker Symbol:  Amkor Technology, Inc. (AMKR) (NASDAQ National Market
                         System)
Date of Event
Requiring Statement:     June 18, 1999

Signature:               /s/ Memma S. Kilgannon             Date  July 12, 1999
                         Memma S. Kilgannon
                         As Attorney-in-Fact for John T. Kim, in his
                         capacities listed above (power of attorney previously
                         filed December 11, 1998)

                                  * * * * * * *
Name of Joint Filer:     David D. Kim, as Co-trustee and beneficiary of David D.
                         Kim Trust
Address:                 1345 Enterprise Drive
                         West Chester, Pennsylvania 19380

Designated Filer:        Susan Y. Kim

Issuer & Ticker Symbol:  Amkor Technology, Inc. (AMKR) (NASDAQ National Market
                         System)

Date of Event
Requiring Statement:     June 18, 1999

Signature:              /s/Memma S. Kilgannon              Date  July 12, 1999
                        Memma S. Kilgannon
                        As Attorney-in-Fact for David D. Kim, in his
                        capacities listed above (power of attorney previously
                        filed December 11, 1998)